Exhibit 10.3

Effective as of January 1, 2016

Mr. Mitchell J. Nelson
134 East 80th Street
New York, NY  10075

Dear Mr. Nelson,

Reference is made to that certain Employment Agreement dated as of September 8, 2011 (the “Employment Agreement”) by and between you and Viggle Inc. (the “Employer”), pursuant to which you are employed as Executive Vice President of the Employer.  Defined terms used in this Letter Agreement and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

The purpose of this letter agreement (the “Letter Agreement”) is to amend the Employment Agreement effective immediately and redefine some of the terms and conditions of your continued employment with the Employer.  Accordingly, in consideration of the terms and provisions hereof, the Employment Agreement is hereby amended, effective immediately, as follows:

1.           Section 2(a) of the Employment Agreement shall be deleted and replaced with the following:

“2(a)           During Executive’s employment with the Employer, Executive is expected devote one-third (1/3) of Executive’s full-time best efforts and business time and attention to the business of the Employer, provided, however that Employer acknowledges and agrees that during the Term, Executive may devote the remaining portion of his business time to other business commitments, provided, however that: (i) such activities do not conflict with the business of the Employer or any of its subsidiaries, (ii) such activities do not interfere, directly or indirectly, with the performance of Executive’s obligations under this Employment Agreement, and (iii) such activities do not result in a breach by the Employer of any non-competition or any other similar type of agreement to which the Employer or any of its subsidiaries may be a party.  Executive understands that at all times he is employed as an exempt employee and therefore, he is not entitled to overtime wages for services performed on behalf of the Employer or its affiliates.”

2.           Section 6 of the Employment Agreement shall be amended to delete Section 6.1 and insert the following new Section 6.1:

“6.1           During the Term, the Employer shall pay to the Executive an initial annualized base salary (as such annual base salary, as it may be increased from time to time, the “Base Salary”), payable in equal installments during each Employment Year equal to One Hundred Fifty Thousand Dollars ($150,000), payable in accordance with the Employer’s ordinary payroll practices.”

All other terms and conditions of the Employment Agreement shall remain in full force and effect.

This Letter Agreement shall be governed by and construed under the laws of the State of New York (without regard to conflict of law provisions thereof).  No party hereto may assign its rights in whole or in part or delegate its obligations in whole or in part under this Letter Agreement without the written consent of the other party hereto.  Except as provided herein, the Employment Agreement shall remain in full force and effect.  The Employment Agreement, as amended by this Letter Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings and agreements between the parties hereto with respect to the subject matter hereof. This Letter Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their successors and permitted assigns (as well as their heirs and estates, if applicable).

If the foregoing correctly sets forth our understanding, please execute this Letter Agreement in the space provided below.

Sincerely,

VIGGLE INC.

By:	/s/ Tom McLean
Name:	Tom McLean
Title:	General Counsel

Accepted and agreed to this ____ day of January 2016:

/s/ Mitchell J. Nelson
Mitchell J. Nelson